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                                                                   EXHIBIT 23(a)



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



         As independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (File No. 33-16181) on Form S-8 covering WGL Holdings, Inc. Common Stock pursuant to the Washington Gas Light Company Savings Plan and Washington Gas Light Company Capital Appreciation Plan (the "Registration Statement") of our reports dated October 25, 1999, on our audits of the consolidated financial statements and financial statement schedule included in or incorporated by reference in Washington Gas Light Company's Form 10-K for the year ended September 30, 1999 and to all references to our Firm included in this Post-Effective Amendment No. 1 to the Registration Statement.



                                        Arthur Andersen LLP


Vienna, VA
October 18, 2000